Exhibit 99.1

Newtek Business Services Corp. Announces Shareholder Approval to Reduce its Asset Coverage Requirement to 150%

Lake Success, NY, July 30, 2018 - Newtek Business Services Corp., (NASDAQ: NEWT), an internally managed business development company (“BDC”), today announced that at the Company’s special meeting of shareholders, held on July 26, 2018, its shareholders approved, among other things, the application of the modified asset coverage requirements set forth in Section 61(a)(2) of the Investment Company Act of 1940, as amended by the Small Business Credit Availability Act. As a result, the Company’s asset coverage requirements for senior securities will be reduced from 200% to 150%, effective July 27, 2018.

Barry Sloane, Chairman, President and Chief Executive Officer commented, “We sincerely appreciate the support of our shareholders who overwhelmingly approved, by 95% of the votes cast at our special meeting, our ability to reduce our asset coverage requirements and grow our balance sheet.   We believe we will be able to more effectively use our lines of credit and securitizations to grow our balance sheet and fund our business growth with less reliance on selling equity that dilutes Adjusted Net Investment Income per share.  We will share more details during our upcoming second quarter 2018 earnings conference call, on Thursday, August 2, 2018 at 8:30am ET, as to how we envision the adoption of the reduced asset coverage requirements will affect our business economics.”

About Newtek Business Services Corp.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to over 100,000 SMB accounts across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, The Secure Gateway, The Newtek Advantage, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.
Newtek® and Your Business Solutions Company® are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com